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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated effective as of January 1, 1997 (the "Effective Date"), by and among TMCI Electronics, Inc., a Delaware corporation (the "Purchaser"), and the Shareholders of Enterprise Industries, Inc., a California corporation (the "Company").

                                    RECITALS

         WHEREAS, the Shareholders represent that they own all of the issued and outstanding shares of the Company's common stock (the "Shares"); and

         WHEREAS, Purchaser desires to purchase the Shares from the Shareholders and the Shareholders desire to sell the Shares to the Purchaser; and

         WHEREAS, the Company desires that this transaction be consummated.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein the Purchaser and the Shareholders hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

         1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

         "Act" has the meaning specified in Section 3.28.

         "Action or Proceeding" means any action, suit, proceeding, claim threatened, pending, or filed or arbitration by any Person or any investigation or audit by any Governmental or Regulatory Body.

         "Affiliate" with respect to any Person, means any other Person controlling, controlled by or under common control with such Person, except that the Purchaser and the Company shall not be deemed to be affiliates of each other after the Closing.

         "Agreement" means this Stock Purchase Agreement.

         "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or any child or sibling of such Person or such Person's spouse.



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         "Benefits" has the meaning specified in Section 7.3(b)(ii).

         "Best Knowledge", "Knowledge" or words to that effect shall mean, as to any Person, to the best knowledge of such Person after due inquiry and investigation.

         "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts and other agreements, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

         "Business" means all right, title and interest of the Company in and to all of the assets, properties, and rights owned by the Company, and used primarily by the Company in its business and operations as such business is conducted on the date hereof.

         "Business Day" means those days as defined in California Civil Code
Section 9.

         "Cash Payment" has the meaning specified in Section 2.2(a).

         "Claim Notice" has the meaning specified in Section 8.4(a).

         "Closing" has the meaning specified in Section 6.1.

         "Closing Date" has the meaning specified in Section 6.1.

         "Common Stock" has the meaning specified in Section 2.2(b).

         "Company" has the meaning specified in the first paragraph of this Agreement.

         "Company Liquidation" has the meaning specified in Section 2.2(d).

         "Company's Debt" has the meaning specified in Section 3.3(a).

         "Confidential Company Information" has the meaning specified in Section 7.3(a)(ii).

         "Contracts and other Agreements" means all executory contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or other legally binding arrangements which pertain to the Business.

         "Delivery Date" has the meaning specified in Section 2.2(c).

         "document or other papers" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, schedule (including any Schedule to this Agreement) or exhibit (including any Exhibit to this Agreement).


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         "Effective Date" has the meaning specified in the first paragraph of this Agreement.

         "Employment Agreement" has the meaning specified in Section 2.2(d).

         "Environmental, Health and Safely Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "Escrow Agent" has the meaning specified in Section 2.2(c).

         "Escrow Agreement" has the meaning specified in Section 2.2(c).

         "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Governmental or Regulatory Body" means court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

         "Guaranty" has the meaning set forth in Section 2.2(c).

         "Indemnified Party" has the meaning specified in Section 8.4.

         "Indemnifying Party" has the meaning specified in Section 8.4.

         "IRS" means the Internal Revenue Service.

         "JAMS" has the meaning specified in Section 9.15.

         "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

         "Liability" or "Liabilities" means any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.


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         "Lien" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         "Loss" or "Losses" has the meaning specified in Section 8.2.

         "Material Adverse Effect" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (i) the assets, properties, business, operations, income, prospects or condition (financial or otherwise) of such Person or the transactions contemplated by this Agreement or (ii) the ability of such Person to perform its obligations under this Agreement.

         "Material Contracts" has the meaning specified in Section 3.12.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

         "Pen" has the meaning specified in Section 4.8.

         "Pen Acquisition" has the meaning specified in Section 4.8.

         "Per-Share Value" has the meaning specified in Section 2.2(b).

         "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

         "Personal Guaranties" has the meaning set forth in Section 3.1 (a)

         "Promissory Note" has the meaning specified in Section 2.2(c).

         "Purchase Price" has the meaning specified in Section 2.2.

         "Purchaser" has the meaning specified in the first paragraph of this Agreement.

         "Purchaser's Counsel" has the meaning specified in Section 5.1 (f).

         "Relocation" has the meaning set forth in Section 7.3.

         "Restrictive Covenants" has the meaning specified in Section 7.3(b).

         "Shareholders' Counsel" has the meaning specified in Section 5.1(e).

         "Shareholders" means all holders of the Shares, whose identities are as follows: Anthony Magnone, and the Domenic and Norma Magnone Living Trust, dated November 14, 1989.

         "Shares" has the meaning specified in Section 3.2(a).



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         "Tangible Property" has the meaning specified in Section 3.15.

         "Target Equity" has the meaning specified in Section 3.2(c).

         "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Company) or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

         "Unaudited Financial Statements" has the meaning specified in Section 3.8.

                   ARTICLE 11. PURCHASE AND SALE OF THE SHARES

         2.1 Sale and Transfer of Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Shareholders will transfer and convey the Shares to Purchaser, and Purchaser will acquire the Shares from the Shareholder.

         2.2 Purchase Price. As full payment for the transfer of the Shares by Shareholder to Purchaser, Purchaser shall deliver to the Shareholders at the Closing, one million five hundred thousand dollars ($1,500,000) (the "Purchase Price"), in accordance with the provisions of Section 2.2(c) and Section 2.2(d), as follows:

                  (a) Wire Transfer. A wire transfer in the amount of one million dollars ($1,000,000) (the "Cash Payment"). The Cash Payment shall be paid as follows: (i) four hundred eight thousand dollars ($408,000) to Anthony Magnone, and (ii) five hundred ninety-two thousand dollars ($592,000) to the Domenic and Norma Magnone Living Trust, dated November 14, 1989.

                  (b) Shares of Purchaser's Common Stock. Except as provided in
Section 2.2(c) below, that number of shares of Purchaser's common stock determined by dividing the agreed per-share value of Purchaser's common stock into five hundred thousand dollars ($500,000) (the "Common Stock"). The agreed per-share value of the Common Stock shall be the average of the closing prices of the Common Stock listed in The Wall Street Journal for the ten (10) trading days immediately prior to the Effective Date (the "Per-Share Value").

                  (c) Common Stock Holdback. As security for Shareholders representations and warranties set forth in Article III and the Shareholders indemnities set forth in Article VIII, but without limitation of their liabilities under those articles, Purchaser shall retain, and transfer the Common Stock to an escrow agent of the Purchaser's choosing (the "Escrow Agent") pursuant to the Escrow Agreement (the "Escrow Agreement") attached hereto as
Exhibit 2.2(c-1). The


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Common Stock held in escrow shall be delivered to the Shareholders as provided in this Agreement on the day two (2) years after the Effective Date (the "Delivery Date"), subject to the following reduction in the number of these shares: if the Shareholders become liable to Purchaser in any amount under
Article III or Article VIII, the amount of Common Stock to be delivered shall be reduced by that number of shares determined by dividing the Per-Share Value into the aggregate amount that the Shareholders are obligated to indemnify Purchaser. Excluding any Common Stock subject to the reduction provided for in the preceding sentence, the Purchaser shall reimburse the Shareholders for any difference between the market value of Common Stock on the Effective Date, as determined by multiplying the number of shares of Common Stock issued on the Effective Date by the Per-Share Value, and the market value of the Common Stock on the Delivery Date, as determined by multiplying the number of shares of Common Stock issued on the Effective Date by the average of the closing prices of the Purchaser's common stock listed in The Wall Street Journal for the ten
(10) trading days immediately prior to the Delivery Date, such reimbursement to be made in the form of a promissory note (the "Promissory Note") in the principal amount of such difference, bearing ten percent (10%) interest per annum, for a term of five (5) years, collateralized by the assets of the Company, and personally guaranteed by Rolando Loera, Chief Executive Officer of the Purchaser pursuant to the personal guaranty (the "Guaranty") attached hereto as Exhibit 2.2(c-2), or alternatively, at the sole and absolute discretion of Anthony Magnone, such reimbursement may be made in the form of that number of shares of the Purchaser's common stock equal to the amount of such difference as determined by dividing the amount of such difference by the average of the closing prices of the Purchaser's common stock listed in The Wall Street Journal for the ten (10) trading days immediately prior to the Delivery Date, such amount to be rounded to the nearest whole number. Any reduction of the Common Stock resulting from the operation of this Section 2.2(c) shall be divided among the Shareholders in proportion to their right, title, and interest in the Shares.

                  (d) Offset of Common Stock Upon Termination of Anthony
Magnone and Liquidation of the Company. If the employment of Anthony Magnone is terminated for any reason whatsoever within two (2) years of the Effective Date the Purchaser may, at its sole and absolute discretion, at any time within the six (6) months immediately following the date of such termination, (i) sell the Shares to a third party, or sell all, or substantially all, of the Company's assets to a third party (collectively a "Company Liquidation"), and (ii) offset the Common Stock by the following amount: [(one million five hundred thousand dollars ($1,500,000)) - (the net proceeds resulting from a Company Liquidation + any amounts received by the Purchaser as Baseline as set forth on Schedule 5.01 of the Employment Agreement, dated effective as of January 1, 1997, by and between the Purchaser and Mr. Magnone (the "Employment Agreement"), prior to a Company Liquidation)]. In the event of a Company Liquidation, Mr. Magnone shall be released from the covenant against competition set forth in Section 7.3 of this Agreement, and such section shall cease to be operative. Any offset of the Common Stock resulting from the operation of this Section 2.2(d) shall be divided among the Shareholders in proportion to their right, title, and interest in the Shares.

        ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders, jointly and severally, represent and warrant to the Purchaser with the knowledge that the Purchaser is relying on such representations and warranties in entering into



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this Agreement, and that the statements contained in this Article III are true, correct, complete, and current as of the date of this Agreement.

         3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to (a) enter into this Agreement and to perform its obligations hereunder, (b) own, lease and operate its properties and assets used in the Business as they are now owned, leased and operated and (c) carry on its business as now presently conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect after the Closing Date.

         3.2      Stock of Company.

         (a) Capital Structure. The authorized capital stock of the Company consists solely of one hundred thousand (100,000) shares of common stock with a par value of one dollar ($1.00) per share, of which only seven thousand five hundred (7,500) shares (the "Shares") are issued and outstanding. All the Shares are validly issued, fully paid, and nonassessable, and such shares have been issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible equity or debt, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock of any class.

         (b) Title to Shares. The Shareholders are the owners, beneficially and of record, of all right, title, and interest to the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions. The Shareholders have full power to transfer the Shares to the Purchaser without obtaining the consent or approval of any other person or governmental authority.

         (c) Target Equity. The target equity (the "Target Equity") shall be seven hundred sixty-four thousand seven hundred sixty-one dollars ($764,761), computed in a manner consistent with the Company's Unaudited Financial Statements.

         3.3 Debt of Company.

         (a) Company's Debt. The Company's debt is set forth on Schedule 3.3(a) (the "Company's Debt"). The Company has no other debt. The Purchaser will not assume any debts not set forth on Schedule 3.3(a), except that the Purchaser will assume any debts not set forth on Schedule 3.3(a) which, cumulatively, would not reduce Target Equity below seven hundred forty-one thousand three hundred thirteen dollars ($741,313) on the Closing Date, except as otherwise agreed to by the Purchaser. The Purchaser will be substituted as the guarantor of any of the Company's Debt set forth on Schedule 3.3(a) for which the Shareholders have executed personal guaranties (the "Personal Guaranties"). If it is not possible for the Purchaser to be substituted as guarantor for the Shareholders in such Personal Guaranties, then the Purchaser will indemnify the Shareholders against any and all losses arising from such Personal Guaranties.


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         3.4 Validity and Execution of Agreement. The Shareholders have the full legal right, capacity and power (and the Company has all requisite corporate authority and approval) required to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder. This Agreement constitutes the valid and binding obligation of the Shareholders and is enforceable against them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity.

         3.5 No Conflict. Except as set forth on Schedule 3.5, neither the execution and delivery of this Agreement by the Shareholders nor the performance by the Shareholders of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of any agreement to which the Shareholders, or the Company, are a party; (b) except as would not have a Material Adverse Effect after the Closing Date on the Company, the Business or Purchaser, violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any lien in or upon any of the Company's assets or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument to which the Company is a party or by which its or any of its properties or assets may be bound or affected; or (c) except as would not have a Material Adverse Effect after the Closing Date on the Company, the Business, or Purchaser, violate or conflict with any provision of any Law or Order applicable to the Shareholders or require any consent or approval of or filing or notice with any Governmental or Regulatory Body.

         3.6 Books and Records. The Records of the Company as supplied to Purchaser are true, correct, complete, and current in all material respects.

         3.7 Certificate of Incorporation and Bylaws. The Company has heretofore delivered to Purchaser true, correct, complete and current copies of its Articles of Incorporation and Bylaws or similar governing documents of the Company as in full force and effect on the date hereof.

         3.8 Unaudited Financial Statements. The unaudited financial statements (the "Unaudited Financial Statements") of the Company dated December 31, 1996, attached hereto as Exhibit 3.8 are true, correct, complete, and current, and accurately reflect the Company's financial condition as of the date thereof.

         3.9 No Dividends. The Company has not declared, set aside, or paid any dividend or made any distribution in respect to the Shares within the one hundred eighty (180) days preceding the Closing Date.

         3.10 No Material Adverse Change. Except as set forth on Schedule 3.10, since the date of the Unaudited Financial Statements there has been no material adverse change in the assets, properties, business, operations, income or condition (financial or otherwise) of the Business, nor is any such change threatened, nor has there been any damage, destruction or loss which could have a Material Adverse Effect after the Closing Date on the Business, or Purchaser, whether or not covered by insurance.



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         3.11 Absence of Undisclosed Liabilities. The Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Company's balance sheet included in the Unaudited Financial Statements, except for (1) those that may have been incurred after the date of that balance sheet and (2) those that are not required by generally accepted accounting principles to be included in a balance sheet. All debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

         3.12 Contracts and Other Agreements. True, correct, complete, and current copies of all contracts, the termination of which, in any manner whatsoever, could have a Material Adverse Effect on the Business and operations of the Company (the "Material Contracts") have been delivered to Purchaser. A list of all Material Contracts are attached hereto as Schedule 3.12. All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Company and the Company has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, is not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default. No other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as separately identified on
Schedule 3.12, no approval or consent of any Person is needed for the Material Contracts to continue to be in full force and effect, and all rights thereunder remain unaltered. The Company is not a party to any employment or consulting agreements.

         3.13 Customers and Sales. Schedule 3.13 is a correct and current list of all customers of the Company together with summaries of the sales made to each customer during the most recent calendar year. Except as indicated in
Schedule 3.13, the Shareholders have no information, or is aware of any facts, indicating that any of these customers intend to cease doing business with the Company or materially alter the amount of the business they are presently doing with the Company.

         3.14 Inventory. The inventories of raw materials, work in process, and finished goods (the "Inventory") as reflected on the Unaudited Financial Statements, consist of items of a quality and quantity usable and salable in the ordinary course of business by the Company. All items included in the inventories are the property of the Company, except for sales made in the ordinary course of business since the date of the balance sheet; for each of these sales, either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of the Company. No items included in the inventories have been pledged as collateral or are held by the Company on consignment from others. The inventories shown on all the balance sheets included in the Unaudited Financial Statements are based on quantities determined by physical count or measurement, taken within the preceding 12 months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value.

         3.15 Tangible Property. Schedule 3.15 sets forth a true, complete, correct and current list of all categories of tangible personal property (other than Inventory), including, without limitation, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other similar tangible property, in each case owned or leased by the


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Company and material to the Business (collective, the "Tangible Property")
together with a description of all leases or subleases of Tangible Property to which the Company (on behalf of the Business) is the lessor, sublessor, lessee or sublessee and all options to purchase or sell the underlying property. The Tangible Property is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         3.16 Intellectual Property. No patents, trademarks, or copyrights are necessary for the conduct of the Business by the Company. No litigation is pending or threatened, that challenges the Company's right to conduct the Business without such patents, trademarks, or copyrights, and no valid grounds exist for any such claim.

         3.17 Real Property - Description. Schedule 3.17 to this Agreement is a complete and accurate legal description of each parcel of real property leased to the Company. Schedule 3.17 contains a description of all buildings, fixtures and other improvements located on the properties and a list of the insurance policies issued to the Company for these properties. All the leases listed in
Schedule 3.17 are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of these leases. Attached as Exhibit 3.17-1 to this Agreement are copies of all leases for each parcel of real property leased to the Company. Attached as Exhibit 3.17-2 to this Agreement are copies of all amendments to leases for each parcel of real property leased to the Company.

         3.18 Accounts Receivable. Schedule 3.18 is a complete and accurate schedule of the accounts receivable of the Company as as reflected on the Unaudited Financial Statements. These accounts receivable, and all accounts receivable of the Company were created after that date and arose from valid sales in the ordinary course of business. These accounts have been collected in full since that date, or are collectible at their full amount.

         3.19 Insurance Policies. Schedule 3.19 is a description of all insurance policies held by the Company concerning their businesses and properties. All these policies are in the respective principal amounts set forth in Schedule 3.19. The Company has maintained and now maintains (1) insurance on all its assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (2) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure. The Company is not in default with respect to payment of premiums on any such policy. Except as set forth in Schedule 3.19, no claim is pending under any such policy.

         3.20 Tax Matters. All Tax Returns required to be filed with respect to the Company have been timely filed and all such Tax Returns were correct and complete in all respects. The Company has timely paid to the appropriate tax authorities all Taxes due or claimed to be due from it by any Tax authority. No adjustment relating to any Tax Return required to be filed with respect to the Company has been proposed formally or informally by any Tax authority, and no basis exists for any such adjustment. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes upon assets or properties of the Company. There is no examination or proceeding pending or threatened by any tax authority relating to the determination, assessment or collection of, or any delinquencies in filing related to any Taxes of the Company. Notwithstanding anything contained herein to the


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contrary contained herein, the Company shall not be deemed to be in breach of this Section 3.8 if the breach of any of the statements contained in this
Section 3.8 does not have a Material Adverse Effect after the Closing Date upon the Business or the Purchaser. The Company holds a valid California resale certificate.

         3.21 Litigation. Except as set forth on Schedule 3.21, there are no outstanding Orders by which the Company, or any of its securities, assets, properties or businesses, or the Shareholders, are bound. Except as set forth on
Schedule 3.21, there is no Action or Proceeding threatened, pending, or filed (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Company or any of its assets, properties or businesses, including the Business, or the Shareholders, which, if adversely decided, would have a Material Adverse Effect after the Closing on the Company, the Purchaser, or the Business, nor are there any facts which are likely to give rise to any such Action or Proceeding, which, if adversely decided, would have a Material Adverse Effect after the Closing on the Company, the Purchaser, or the Business.

         3.22 ERISA. The Company has no "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the Internal Revenue Code of 1986, as amended. As a result of the transactions contemplated by this Agreement, the Purchaser shall have no liability with respect to any employee pursuant to any employee benefit plan.

         3.23 Entire Business. The sale of the Shares to be sold by the Shareholders to Purchaser pursuant to this Agreement will convey to Purchaser the entire Business and all of the tangible and intangible property used by the Company (whether owned, leased or held under license by the Company, by any of the Company's Affiliates, Associates or by others, including, without limitation, any of the assets of the Business) in connection with the conduct of the Business as heretofore conducted by the Company. Except as disclosed in
Schedule 3.23, there are no material facilities, services, assets or properties shared with any other Person which are used or useful to the Company in the Business. There are no material facilities, services, assets or properties owned by the Shareholders or any third party that will not be conveyed at the Closing by the execution of this Agreement.

         3.24 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Shareholders directly with Purchaser without the intervention of any person on behalf of the Shareholders in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission, or similar payment. Any brokers or finders retained by the Shareholders shall be entitled to a fee only upon completion of the transactions contemplated by this Agreement. The Shareholders agree that they shall be solely responsible to pay the fees and costs of any broker or finder which they have retained.

         3.25 Compliance with Laws. Except as set forth in Schedule 3.25, the Company (a) is in compliance with all, and not in violation of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that it is in violation in any material respect of, any Law or Order to which the Business is subject and (b) has not failed to obtain or to adhere to the requirements of any governmental permit, license, registration and other governmental consent or authorization necessary in connection with the Business, which failure would have a Material Adverse Effect after the Closing Date on the Business or Purchaser. The Company has advised Purchaser in writing of any proposed health or other law, rule or regulation which could reasonably be expected to have a Material Adverse Effect on the Business or Purchaser on or which could reasonably be expected to require substantial new capital investments by Purchaser in the Business.

         3.26 Environmental, Health and Safety Laws.

              (a) Each of the Company, and it's predecessors and Affiliates has complied with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Company, and its predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health and Safety Laws.

              (b) None of the Company or its Affiliates has any Liability (and none of the Company, and its respective predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of the Company and its Affiliates giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

              (c) All properties and equipment used in the business of the Company; and its predecessors and Affiliates have been and are free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

              (d) Notwithstanding anything contained herein to the contrary, the Company shall not be deemed to be in breach of this Section 3.26 if the breach of any of the representations and warranties contained in Section 3.26(a), (b) and (c) does not have a Material Adverse Effect after the Closing upon the Business or the Purchaser.

         3.27 Restrictions on Common Shares. The Common Stock when issued to the Shareholders, will constitute "restricted securities" as that term is defined in Rule 144, as promulgated under the Securities Act of 1933, as amended (the "Act"), and as such may not be transferred except pursuant to an effective registration statement filed under the Act, or pursuant to a valid exemption from the registration requirements of the Act. The Purchaser has no obligation, whatsoever, to register the Cornmon Stock under the Act and has no present intention to so register the Common Stock. The Common Stock is being acquired by the Shareholders for investment purposes only, solely for their own accounts, and without any present intention of participating directly or indirectly in the distribution or resale of all or any portion of the Common Stock then being acquired. The following legend shall be placed upon the certificate or certificates representing the Common Stock:

           THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SHARES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR QUALIFIED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, AS AMENDED, OR THE LAW OF ANY OTHER STATE OR NATION (THE "LAWS"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND CONSTITUTE RESTRICTED SECURITIES FOR PURPOSES OF RULE 144. THE SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND QUALIFIED UNDER THE LAWS, OR IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THE SHARES, SUCH OFFER, SALE, TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT, THE LAWS, OR BOTH, AS THE CASE MAY BE. THE SHARES ARE SUBJECT TO RESTRICTION ON TRANSFER AND FORFEITURE PURSUANT TO A STOCK PURCHASE AGREEMENT, DATED EFFECTIVE JANUARY 1, 1997, BY AND BETWEEN THE ISSUER AND THE SHAREHOLDER.

Purchaser may place a "stop transfer order" regarding the Common Stock with its transfer agent as appropriate to comply with the requirements of this Section
3.27. The Purchaser will cooperate with the Shareholders to register the Common Stock, to the extent such cooperation results in no expense to the Purchaser.

         3.28 Financial Information. The Shareholders acknowledge that the Purchaser has delivered to them its Prospectus dated March 5, 1996, Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996. The Shareholders have had the opportunity to review and discuss the above-referenced documents with Purchaser and have had the opportunity to ask questions and make inquiries of representatives of Purchaser regarding Purchaser's financial condition, assets and operations, and any material changes in the issuer's affairs that are not disclosed in the issuer's affairs that are not disclosed in the documents delivered pursuant to this section, and the Shareholders have received satisfactory answers to such questions and inquiries. The Shareholders acknowledge that they are relying solely upon such review, investigations, and answers in making their decisions to invest in the Purchaser and represent they have thereby acquired all of the information they believe necessary to make an informed decision to so invest. Each of such Shareholders hereby further represents that he or she has such knowledge and experience in business and financial matters that he or she is capable of evaluating the merits and risks of investing in the Purchaser and of protecting his or her own interest in connection with the sale and purchase of the Common Stock.

         3.29 Investment Letter. Each of the Shareholders has completed and signed a copy of the Investor Letter attached as Exhibit 3.29 hereto, and represents that the information pursuant thereto is true, complete, correct, and current.

         3.30 Residency. Each of the Shareholders represents that he or she is a resident of the State of California or is otherwise not a resident or citizen of the United States.

         3.31 Disclosure. None of the representations, warranties or covenants contained in this Agreement, nor in any Schedule or Exhibit hereto contains or will contain an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

           ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Purchaser represents and warrants to the Shareholders with knowledge that the Shareholders are relying upon such representations and warranties in entering into this Agreement, and that the statements contained in this Article IV are true, correct, complete, and current as of the date of this Agreement.

         4.1 Organization and Capitalization. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to (a) enter into this Agreement and to perform its obligations hereunder, (b) own, lease and operate its properties and assets as they are now owned, leased and operated and
(c) carry on its business as now conducted.

         4.2 Validity and Execution of Agreement. Purchaser has the full legal right, capacity and power and has all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The board of directors of Purchaser has approved the transactions contemplated pursuant to this Agreement and each of the other documents contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity.

         4.3 No Conflict. Neither the execution and delivery of this Agreement by Purchaser nor the performance by Purchaser of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Purchaser (or similar governing documents), (b) violate or conflict with any provisions of any Law or Order applicable to Purchaser; or (c) require any consent or approval by or filing or notice with any Governmental or Regulatory Body.

         4.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with the Shareholders without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against the Shareholders for a finder's fee, brokerage commission or similar payment, except to Global Capital Markets, Incorporated. All amounts so payable shall be paid by the Purchaser.

         4.5 Articles of Incorporation and Bylaws. The Purchaser has heretofore delivered to the Shareholders true, correct, complete, and current copies of its Certificate of Incorporation and Bylaws or similar governing documents of the Purchaser as in full force and effect on the date hereof.

         4.6 Delivery of Documents. The Purchaser has delivered to the Shareholders its true, complete, and current Prospectus dated March 5, 1995, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, and its quarterly report on Form 10-QSB for the quarter ended September 30, 1996. Each of these documents contains the information required to be included therein by applicable law and as to such required information do not contain any untrue statements of material fact or omit a material fact necessary to make the statements contained thereof not misleading. Each audited and unaudited financial statement (and the notes relating thereto) contained in such reports was prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein) and fairly presents the consolidated financial condition of Purchaser and its subsidiaries as of the respective date thereof and the related consolidated results of operations, stockholders' equity, and cash flows or changes in financial position, as applicable, of Purchaser and its subsidiaries for and during the respective period covered thereby.

         4.7 Consents and Approvals. Except for Form 8-K, no consent approval or authorization of, or declaration, filing or registration with, any third party, including any governmental or regulatory authority, United States or foreign, is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

         4.8 Absence of Certain Changes or Events. Since the date of the Unaudited Financial Statements, to the Purchaser's knowledge, there has been no material adverse change in the assets, properties, business, operations, income or condition (financial or otherwise) of the Purchaser nor is any such change threaten, nor has there been any damage, destruction or loss which could have a Material Adverse Effect after the Closing Date on the Purchaser, whether or not covered by insurance, except for the acquisition of the assets and business of the San Jose Division of Pen InterConnect, Inc., a Utah corporation ("Pen"), pursuant to the Asset Purchase Agreement, dated as of November 1, 1996, by and among Pen, the Purchaser, and Touche Electronics, Inc., a California corporation and wholly-owned subsidiary of the Purchaser (the "Pen Acquisition"). Other than in connection with the Pen Acquisition, the Purchaser has not (i) declared any dividend or made any payment or other distribution with respect to its shares of capital stock, (ii) acquired or disposed of any shares of its capital stock or granted any options, warrants or other rights to acquire or convert any obligation into any shares of its capital stock, (iii) sold, assigned, transferred, conveyed or otherwise disposed of, or agreed to sell or dispose of, a substantial portion of its assets, except for sales of inventory in the ordinary course of business, (iv) entered into any transaction of merger or consolidation with any other entity, or (v) agreed or entered into any commitment to take any of the above actions.

         4.9 Litigation. Except as set forth on Schedule 4.9, there are no outstanding Orders by which the Purchaser, or any of its securities, assets, properties or businesses are bound.

Except as set forth on Schedule 4.9, there is no Action or Proceeding pending or, to the knowledge of the Purchaser threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Purchaser or any of its assets, properties or businesses, including the Business, which if adversely decided would have a Material Adverse Effect after the Closing on the Purchaser, nor are there any facts which are likely to give rise to any such Action or Proceeding which if adversely decided, would have a Material Adverse Effect after the Closing on the Purchaser or the Business.

         4.10 Status of Shares. The Common Stock when issued in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable and free of liens, encumbrances or preemptive rights contained in the Certificate of Incorporation or Bylaws of Purchaser; provided, however, that the Common Stock may be subject to restrictions on transfer under state and/or federal securities laws.

         4.11 Disclosure. None of the representations, warranties or covenants contained in this Agreement, nor in any Schedule or Exhibit hereto made by Purchaser, contains or will contain any untrue statement of material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

                 ARTICLE V. CONDITIONS PRECEDENT TO THE CLOSING

         5.1 Conditions Precedent to the Obligations of Purchaser to Complete the Closing. The obligations of Purchaser to enter into and complete the Closing are subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by Purchaser:

              (a) Target Equity. Target Equity on the Closing Date shall not be less than seven hundred forty-one thousand three hundred thirteen dollars ($741,313), computed in a manner consistent with the Company's Unaudited Financial Statements.

              (b) Representations, Warranties, and Covenants. The representations and warranties of the Shareholders contained in this Agreement shall be true, complete, correct, and current in all material respects.

              (c) Consents, Waivers, Licenses, Filings, etc. The consents, approvals, authorizations, licenses, registrations, declarations or filings listed on Schedule 3.3, if any, hereto shall have been obtained or made, as the case may be.

              (d) Third Party Consents. Except as otherwise waived by
Purchaser, all consents, permits and approvals from parties to contracts or other agreements with the Shareholders set forth on any Schedule to this Agreement, including, but not limited to, the Assignable Contracts, and any other material consent, permit or approval that may be required in connection with the performance by the Shareholders of their obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the continuance of the Shareholders' contracts or other agreements with Purchaser after the Closing shall have been obtained.

              (e) Injunction, etc. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that prevents consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Business to be purchased hereunder.

              (f) Opinion of Counsel to the Shareholders. Purchaser shall have been provided with an opinion of the Law Offices of James C. Fedalen, counsel to the Shareholders (the "Shareholders' Counsel"), in form and substance satisfactory to Purchaser and dated the date of the Closing.

              (g) Approval of Counsel to Purchaser. All actions and proceedings hereunder and all documents and other papers required to be delivered by the Shareholders hereunder or in connection with the consummation of the transaction contemplated hereby and all other related matters shall have been approved by Rosenblum, Parish & Isaacs, counsel to Purchaser (the "Purchaser's Counsel"), as to their form and substance, which approval shall not be unreasonably withheld.

              (h) Assumption of Leases. The Purchaser and the respective leasors shall have executed a definitive agreement in form and substance satisfactory to both parties relating to Purchaser's assumption of the Company's leases of the space it currently occupies in connection with the Business.

              (i) Company Records. The Shareholders shall have delivered to the Purchaser all records relating to the Business, or the Company in their possession.

              (j) Resignations of Shareholders. The Shareholders shall have delivered to the Purchaser resignations from their positions as officers and/or directors of the Company.

         5.2 Conditions Precedent to the Obligations of the Shareholders to Complete the Closing. The obligations of the Shareholders to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing, of the following conditions, any one or more of which may be waived by the
Company:

              (a) Representations, Warranties and Covenants. The representations, warranties and covenants of Purchaser shall be true, complete, correct, and current in all material respects.

              (b) Injunction, etc. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that prevents consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of the transaction contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Business to be purchased by Purchaser hereunder.

              (C) Opinion of Counsel to Purchaser. The Shareholders shall have been provided with an opinion of the Purchaser's Counsel, in form and substance satisfactory to the Company and dated the date of the Closing.

              (d) Resolutions. Purchaser shall have delivered to the Shareholders a copy of the resolution of its Board of Directors authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby.

                               ARTICLE VI. CLOSING

         6.1 Closing; Closing-Date. The consummation of the purchase and sale of the Shares (the "Closing") shall be held at the offices of Rosenblum, Parish & Isaacs, 160 West Santa Clara Street, Suite 1500, San Jose, California 95113, on January 24, 1997, ("Closing Date"). In addition to complying with the conditions set forth in Article V, the Purchaser and the Shareholders shall deliver the following at the Closing:

                  (a) Delivery of Purchase Price. The Purchaser shall deliver to the Shareholders the Cash Payment, and a copy of the letter to American Stock Transfer, the Purchaser's transfer agent, which letter shall direct American Stock Transfer, to deliver the Common Stock to the Company in accordance with
Section 2.2(b) and 2.2(c) hereof.

                  (b) Delivery of the Shares. The Shareholders shall deliver to the Purchasers certificates representing the Shares together with stock powers, in form and substance satisfactory to the Purchaser, executed by each of the Shareholders and transferring all right, title, and interest to the Shares to the Purchaser, free and clear of all liens and encumbrances.


                       ARTICLE VII. POST-CLOSING COVENANTS

         The parties covenant to take the following actions after the Closing
Date:

         7.1 Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of the Company or relating to the Business, in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates and (b) for any other reasonable business purpose.

         7.2 Post-Closing Assistance. The Shareholders, on the one hand, and Purchaser, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance shall reimburse the other party for such assistance at an hourly rate equal to that paid to such party on the Closing Date and for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained pursuant to this Section 7.2 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

         7.3 Non-Compete.

         (a) Covenants Against Competition. In consideration for the payment by Purchaser of the Purchase Price on the Closing Date, the Shareholders agree that they will not, at anytime within the five (5) year period immediately following the Closing Date, directly or indirectly engage in, or have any interest in any person, firm, corporation, or business that engages in, in any way, metal stamping, and will not sell to or solicit any customers to which the Company is currently selling metal stamping services, in any of the California counties of Alameda, Contra Costa, Irvine, Los Angeles, Marin, Napa, Orange, Riverside, San Diego, San Francisco, San Mateo, Santa Clara, Santa Cruz, Solano, Sonoma, and Ventura.

         The Shareholders further agree not to divulge, communicate, use to the detriment of Purchaser or for the benefit of any other person or persons, or misuse in anyway, any confidential information or trade secrets of the Company, including personnel information, secret processes, knowhow, customer lists, recipes, formulas, or other technical data. The Shareholders acknowledge and agree that any information or data they have acquired on any of these matters or items was received in confidence and as fiduciaries of Purchaser.

         (b) Rights and Remedies Upon Breach. If the Shareholders breach, or threaten to commit a breach of, any of the provisions of this Section 7.3 (the "Restrictive Covenants"), Purchaser shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable and shall not be affected by the provisions of Article VI, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Purchaser under law or in equity:

                  (i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Shareholders of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Purchaser and that money damages will not provide adequate remedy to Purchaser.


                  (ii) The right and remedy to require the Shareholders to account for and pay over to Purchaser all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by such person the result of any transactions constituting a breach of any of the Restrictive Covenants, and such person shall account for and pay over such Benefits to Purchaser.

         (c) Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         (d) Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

               (e) Termination of Mr. Magnone by the Purchaser without Cause. If the employment of Mr. Magnone is terminated by the Purchaser without cause pursuant to the Employment Agreement, this Section 7.3 will terminate.

                     ARTICLE VIII. SURVIVAL; INDEMNIFICATION

         8.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Shareholders and Purchaser contained in this Agreement will survive the Closing.

         8.2 Indemnification of Purchaser. Subject to the limitations contained in this Article VII, the Shareholders agree to indemnify, defend and hold harmless Purchaser and its directors, officers, shareholders, partners, employees, successors and assigns from and against any and all losses, Liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including fees and disbursements of counsel and expenses of investigation and defense), claims, liens or other obligations of any nature whatsoever (hereinafter individually, a "Loss" and collectively, "Losses") which, directly or indirectly, arise out of, result from or relate to
(a) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of the Shareholders contained in this Agreement or in any document or other papers delivered pursuant to this Agreement, (b) any liability or obligation of the Shareholders which is not a Company Debt, (c) the Shareholders' misappropriation of trade secrets, or its infringement or alleged infringement of any patent, copyright, trademark, servicemark, or any other proprietary right of any Person, (d) any claims which arise from the operations of the Business by the Shareholders prior to the Closing Date, (e) any obligations of the Shareholders for claims under ERISA, and (f) violations of the Environmental, Health and Safety Laws prior to the Closing Date. In no event shall the liability of the Shareholders exceed that which they would have incurred had they remained the owners of the Company. Notwithstanding the foregoing, if Target Equity is calculated on the date ninety
(90) days after the Closing Date to be less than seven hundred forty-one thousand three hundred thirteen dollars ($741,313), as computed in a manner consistent with the Company's Unaudited Financial Statements (but excluding all accounts receivable on the Closing Date from such computations), the Common Stock holdback shall be reduced proportionally, dollar for dollar, by the amount by which Target Equity is less than seven hundred forty-one thousand three hundred thirteen dollars ($741,313). Thus, there shall be a twenty-three thousand four hundred forty-eight dollar ($23,448) "cushion" below Target Equity to allow for uncollectable accounts receivable that originated before the Closing Date. Such reduction shall be computed using only the book values set forth on the Unaudited Financial Statements.

         8.3 Indemnification of the Shareholders. Subject to the limitations contained in this Article VII, Purchaser agrees to indemnify, defend and hold harmless the Shareholders from and against any and all Losses which, directly or indirectly, arise out of, result from or relate to (a) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of Purchaser contained in this Agreement or in any documents or other papers delivered pursuant to this Agreement, (b) any Assumed Liability assumed by Purchaser pursuant to Section 2.2, (c) operations of the Business by the Purchaser subsequent to the Closing Date, and (d) violations of the Environment, Health and Safety laws subsequent to the Closing Date.

         8.4 Method of Asserting Claims. The party making a claim under this
Article VII is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article VII is referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Article VII shall be asserted and resolved as follows:

         (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the basis for such claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto' provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party.) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party.

         (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

                  (c) After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Article VII, the affected parties each agree to retain all Books and Records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provision of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

                  (d) The Indemnification of the Purchaser by the Shareholders shall be limited to only those matters specifically provided in Section 8.3 above; Purchaser hereby releases, discharges and acquits the Shareholders from any other damage, claim, liability, deficiency, loss, cost or expense, known or unknown incurred by Purchaser arising out of or resulting from any other matter not specifically covered or provided in Section 8.2 above.

                  (e) The Indemnification of the Shareholders by the Purchaser shall be limited to only those matters specifically provided in Section 8.2 above; the Shareholders hereby release, discharge and acquit the Purchaser from any other damage, claim, liability, deficiency, loss, cost or expense, known or unknown incurred by the Shareholders arising out of or resulting from any other matter not specifically covered or provided in Section 8.2 above.

                            ARTICLE IX. MISCELLANEOUS

         9.1 Expenses. Each of the parties hereto shall pay its own expenses (including, without limitation, attorney's and accountants' fees and out-of-pocket expenses) incidental to this Agreement and the transactions contemplated hereby.

         9.2 Further Assurances. At any time and from time to time after the Closing Date at the request of Purchaser, and without further consideration, the Shareholders will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably deem necessary or desirable in order to put Purchaser in actual possession and operating control of the Business and to assist Purchaser in exercising all rights with respect thereto.

         9.3 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission and confirmed in writing within three (3) Business Days thereafter or sent by prepaid air courier or (b) three (3) Business Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this
Section 8.3):

         If to the Purchaser:

                  TMCI Electronics, Inc.
                  1875 Dobbin Drive
                  San Jose, California 95133
                  Attention: Rolando Loera, CEO

         With a copy to:

                  Rosenblum, Parish & Isaacs
                  160 West Santa Clara Street, 15th Floor
                  San Jose, California 95113
                  Attention: Thomas Chaffin

         If to the Shareholders:

                  Anthony Magnone
                  12309 Emelita Street
                  North Hollywood, California 91607

         With a copy to:
                  Sabo & Green
                  23801 Calabasas Road, Suite 1015
                  Calabasas, California 91302
                  Attention: James C. Fedalen

         9.4 Publicity. No public release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Purchaser and the Shareholders; provided, however, that either party hereto may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable efforts to advise the other party prior to making the disclosure).

         9.5 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

         9.6 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the party in exercising any right, power or privilege hereunder shall operate as a waiver thereof The rights and remedies of any parties based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties as to which there is no inaccuracy or breach).

         9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.

         9.8 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void; however, that Purchaser may assign this Agreement without the consent of the other parties hereto to any lender to Purchaser.

         9.9 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         9.10 Counterparts. This Agreement may be executed by the parties hereto by facsimile transmission in separate counterparts, each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument. Each counterpart may constitute a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         9.11 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         9.12 Effect of Disclosure on Schedules. Any item disclosed on any Schedule to this Agreement shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

         9.13 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         9.14 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

         9.15 Arbitration. Any dispute arising under or pursuant to or affecting the subject matter of this Agreement shall be submitted for resolution to Judicial Arbitration and Mediation Services ("JAMS") in the County of Santa Clara, California. The parties shall retain the right to a private trial by jury before a JAMS employee. Such employee shall be a former judge of any court of California. Such right to trial by jury shall apply only to the extent such right would apply absent this Section 9.15. Discovery and other procedural matters shall be governed as though the proceeding were an arbitration. The purpose of this Section 9.15 is to provide a mechanism to quickly and inexpensively resolve all disputes that may arise under this Agreement. Any judgment upon the award may be confirmed and entered in any court having jurisdiction thereof. The arbitrator(s) shall be required to, in all determinations, apply California law. Further, the arbitrator(s) are afforded the jurisdiction to provide and order all provisional remedies, including, without limitation, injunctive relief, writs for recovery or possession or such similar relief as may be necessary to protect the interests of either of the parties or their property rights. In the event that it is determined that the arbitrator(s) do not have the jurisdiction to grant those remedies conferred upon them by this provision and requested by the parties, then such remedies shall be reserved to a court of competent jurisdiction. The Purchaser and the Shareholders shall divide evenly between themselves all reasonably anticipated fees and other expenses associated with such arbitration, before submitting any such matter to arbitration, and each shall make any and all reasonably anticipated payments in equal proportion to the other party, before submitting any such matter to arbitration. The parties stipulate that the JAMS employee may be appointed as a judge pro tempore of the Superior Court of Santa Clara County if required to carry out the terms of this provision.

         [The remainder of this page has been left blank intentionally.]

                              AUTHORIZED SIGNATURES


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


              TMCI  ELECTONICS, INC.                SHAREHOLDERS


              ----------------------------          ---------------------------
              Rolando Loera,                        Anthony Magnone
              Chief Executive Officer


                                                    ---------------------------
                                                     Domenic Magnone,
                                                     Trustee of the
                                                     Domenic and Norma
                                                     Magnone Living Trust
                                                     dated November 14, 1989


                                                    ---------------------------
                                                     Norma Magnone,
                                                     Trustee of the
                                                     Domenic and Norma
                                                     Magnone Living Trust
                                                     dated November 14, 1989

                              AUTHORIZED SIGNATURES

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


       TMCI ELECTRONICS, INC.                           SHAREHOLDERS


----------------------------------                      ------------------------
       Rolando Loera,                                   Anthony Magnone
       Chief Executive Officer


                                                        ------------------------
                                                        Domenic Magnone,
                                                        Trustee of the
                                                        Domenic and Norma
                                                        Magnone Living Trust
                                                        dated November 14, 1989



                                                        ------------------------
                                                        Norma Magnone,
                                                        Trustee of the
                                                        Domenic and Norma
                                                        Magnone Living Trust
                                                        dated November 14, 1989



                                       26